                                                                     EXHIBIT 4.3
                                                                     -----------



                            ASSET PURCHASE AGREEMENT



     ASSET PURCHASE AGREEMENT (this "Agreement"), dated and effective as of August 1, 1998, by and between SYLVAN LEARNING SYSTEMS, INC., a Maryland corporation (the "Purchaser"), and INSURANCE TESTING CORPORATION, a Minnesota Corporation. ("The Seller").


                              W I T N E S S E T H:
                              - - - - - - - - - -


     Seller is the sole operator of a network of computerized testing centers, the "Cogent Testing Network." The Purchaser and the Seller wish to enter into an agreement for the acquisition of the certain assets by the Purchaser. The Purchaser and the Seller wish to enter into a definitive agreement setting forth the terms and conditions of the acquisition of certain Seller's fixed assets related to the Cogent Testing Network. Purchaser and Seller agree that Purchaser is acquiring assets under this Agreement solely as a result of the simultaneous execution of the Limited Liability Company Agreement dated September 14, 1998 which requires Purchaser to provide a network of computerized testing centers.

     Accordingly, in consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, the Purchaser and the Seller hereby agree as follows:

     1.    DEFINITIONS:


           1.1 Defined Terms. The following terms shall have the meanings set
               --------------
               forth herein:


           "Agreement" shall mean this Asset Purchase Agreement.


               "Closing Date" and "Closing" defined in Section  7.4

               "Customer Contracts" mean all Seller contracts with customers which utilize the Cogent Testing Network for the delivery of services.

               "Claims" means written notification pursuant to Section 10.2 by either party to the other party of an event requiring indemnification under Article X.

               "Damages" means the amount demanded from an Indemnifying Party as a result of a Claim.

               "Employee Plans" defined in Section 4.6.

               "Financial Statements" defined in Section  4.1

               "Indemnifying Party" means the party against whom a Claim is made under Article X.

               "Intellectual Property" defined in Section 4.3 (iii).

               "Joint Venture" means the Limited Liability Company Agreement entered into between Seller and NAI-Block, Inc. dated ____________.

               "Leases" means leases for all real property and all personal property in excess of $2,000 used in the Cogent Testing Network.

               "Purchased Assets" defined in Section  4.8

               "Purchaser" shall mean Sylvan Learning Systems, Inc.

               "Purchase Price" defined in Section 2.
               --------------------------------------

               "Real Property" defined in Section 4.3(i).

               "Seller" shall mean Insurance Testing Corporation

               "Supply Contracts" means all contracts to which Seller is a party under which services or materials are supplied to the Cogent Testing Network in excess of $2,000 on an annual basis.

               "Sylvan Common Stock" defined in Section 3.6.

               "Taxes" means all income, sales, use, property, excise, employment or any other tax payable to a government entity for any activity of the Cogent Testing Network prior to Closing.



     2. PURCHASE OF PURCHASED ASSETS. The Seller shall sell the Purchased Assets to the Purchaser and the Purchaser shall purchase the Purchased Assets from the Seller at a price determined based on book value (book value of the assets less any accrued liabilities related to the Assets) plus four million five hundred thousand dollars ($4,500,000) (the "Purchase Price"). The Purchased Assets shall be transferred to the Purchaser pursuant to the terms and conditions of this Agreement, free and clear of all liens except those assumed by Purchaser. At the Closing, the Seller will deliver to the Purchaser a Bill of Sale and Assignment and any other appropriate documents of transfer so that the Purchaser will obtain all of Seller's right, title and interest in and to each of the Purchased Assets.

     3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Seller as follows:

          3.1  Organization and Standing.  The Purchaser is a corporation duly
               -------------------------
organized, validly existing and in good standing under the laws of the State of Maryland and has the corporate power to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. Copies of the Charter and By-Laws of the Purchaser have been made available to the Seller, and such copies are complete and correct and in full force and effect on the date of this Agreement. The Purchaser has at all times in the past operated and used its assets in material compliance with, and currently is not in violation of, and has obtained all material licenses and permits required by, any law, rule or regulation.

          3.2  Financial Statements.  The Purchaser has delivered to the Seller
               --------------------
copies of the Purchaser's audited consolidated financial statements for the
fiscal year ended December 31, 1997.   These financial statements are true and
complete in all material respects, have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently followed throughout the periods covered by such statements (except as may be stated in the explanatory notes to such statements), and present fairly the consolidated financial position and results of operations of the Purchaser at the dates of such statements and for the periods covered thereby. The Purchaser also has delivered to the Seller a copy of its Quarterly Report on Form 10-Q for the first quarter ended March 30, 1998, and all other reports or documents required to be filed with the Securities and Exchange Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the filing of such Quarterly Report on Form 10-Q and prior to the date of this Agreement.

          3.3  No Conflict With Other Documents.  Neither the execution and
               --------------------------------
delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, termination or modification of, or be in conflict with, the Purchaser's Charter or By-Laws, or, any terms of any contract, instrument or other agreement to which the Purchaser is a party or by which it or any of its properties is bound or affected, or any law, rule, regulation, license, permit, judgment, decree or order applicable to the Purchaser or by which any of its properties or assets are bound or affected, or result in any breach of or constitute a default (or with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or result in the creation of any lien, charge or encumbrance upon any of its properties or assets, except where such event or occurrence would not, singly or in the aggregate, have a material adverse on the Purchaser.

          3.4  Brokers and Advisors.  The Purchaser has taken no action which
               --------------------
would give rise to a valid claim against any party hereto for a brokerage commission, finder's fee, counseling or advisory fee, or like payment.

          3.5   Authority.  The execution, delivery and performance of this
                ---------
Agreement by the Purchaser have been duly authorized by its Board of Directors, and this Agreement is a valid, legally binding and enforceable obligation of the Purchaser.

          3.6   Capitalization of Parent.  The authorized capital stock of
                ------------------------
Purchaser consists of 90,000,000 shares of $0.01 par value common stock (as previously defined, the "Sylvan Common Stock") of which 31,195,090 shares of Sylvan Common Stock were issued and outstanding on April 8, 1998. All such issued shares of the Sylvan Common Stock are, and when issued to the Seller in accordance with this Agreement will be, duly and validly issued, fully paid and non-assessable. None of the outstanding shares of the Sylvan Common Stock were, and non of the Sylvan Common Stock to be issued to the Seller in accordance with this Agreement will be, issued in violation of any preemptive rights.

          3.7  SEC Reports.
               -----------

               (a) Purchaser has heretofore delivered to the Seller copies of Purchaser's (i) Annual Report on Form 10-K for the year ended December 31, 1997 as filed with the SEC, (ii) the proxy statements relating to Purchaser's annual meeting of stockholders held in 1997, (iii) Annual Report for Stockholders for 1997, and (iv) all other reports or registration statements filed by Purchaser with the SEC since December 31, 1997.

               (b) Purchaser has filed and will file with the SEC all forms, reports, schedules, statements, exhibits and other documents (collectively, the "SEC Documents") required to be filed on or before the date hereof or the Closing Date, respectively, by it under the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"). At the time of filings, the SEC Documents filed by Purchaser (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be. No SEC Document filed on or after the date hereof and on or prior to the Closing Date will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading. There have been no material adverse changes for any SEC Document filed on or after the date hereof and/or prior to the Closing Date.

          3.8  Cause Conditions to Be Satisfied.  The Seller will use best
               --------------------------------
efforts to cause all of the conditions described in Section 6 of this Agreement to be satisfied (to the extent such matters reasonably are within their control).

     4. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to the Purchaser as follows:

          4.1  Financial Statements.  The Seller has provided to the Purchaser
               --------------------
audited financial statements of Seller for the fiscal year ended December 30, 1996 and unaudited pro forma financial statements (including all assumptions used in such statements) for business conducted by the Cogent Testing Network for the fiscal years ended June 30, 1997 and June 30, 1998. (collectively, the " Financial Statements"). The Financial Statements are complete and correct, have been prepared on a consistent basis throughout the periods covered thereby and present fairly and accurately the financial position and results of operations of the business as of and for the periods indicated (including detailed expense information). Since June 30, 1998, there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, earnings, net worth, financial position, business, operations, properties or prospects of the Business except as shown on Schedule 2.1 of the Disclosure Schedule.

          4.2  Contracts and Leases.  Schedule 4.2 contains an accurate list of
               --------------------
all Supply Contracts and Leases as of the Closing Date.

               (a) The Sellers have complied with all of its commitments and obligations and are not in default under any of the Supply Contracts or Leases except for any such default that would not, individually or in the aggregate, have a material adverse effect on the Cogent Testing Network, and no notice of default has been received with respect to any thereof.

               (b) Each Supply Contract and Lease is valid and binding on the Sellers and is in full force and effect and is not subject to any default thereunder by any party obligated to the Sellers pursuant thereto, except for any such default that would not, individually or in the aggregate, have a material adverse effect on the Cogent Testing Network.

          4.3  Property.  Section 4.3 of the Disclosure Schedule sets forth the
               --------
following property, except in the State of California, that is related to the conduct of the Cogent Testing Network (i) real property owned or leased by location including expiration dates and terms on all leases (the "Real Property"), (ii) all individual items of tangible personal property and assets (other than inventory) having a fair market value in excess of $2,000, and (iii) all patents, trademarks, trade names, service marks, trade secrets, copyrights, franchise rights or applications therefor which are held, used, prepared in connection with or otherwise related to the conduct of the Business ("Intellectual Property"). Except as set forth in the Disclosure Schedule, the Seller has good and marketable title to all of such property and assets owned by it, free of any pledge, mortgage, lien, lease, security agreement, encumbrance, charge or claim of any nature whatsoever. To the Seller's knowledge, the Cogent Testing Network is not infringing on any patent, trademark, trade name, service mark, trade secret or copyright of another entity and has received no notice or claim of any such infringement.

          4.4  Legal Proceedings, Etc.  Except as set forth in Section 4.4 of
               -----------------------
the Disclosure Schedule, there are no legal, administrative, arbitration, or other proceedings or governmental investigations pending or, to the best of the Seller's knowledge, threatened against Cogent Testing Network, the Seller or the respective properties or assets of Cogent Testing Network and the Seller.

          4.5  Employee Plans.  Except as set forth in Section 4.5 of the
               --------------
Disclosure Schedule, the Seller does not maintain, sponsor or contribute to any plans in effect for pension, profit-sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other retirement or deferred benefit, or for any health, accident or other welfare plan, or any other employee or retired employee benefits or incentive plan, program, contract, understanding or arrangement in which any employee, or beneficiary of any employee, of the Cogent Testing Network is entitled to participate. The plans, programs, contracts, understandings and arrangements listed on the Disclosure Schedule pursuant to this Section 4.6 are hereinafter referred to as the "Employee Plans." The Seller has made available to the Purchaser complete and accurate copies of each such Employee Plan. Each Employee Plan has been operated according to its terms in compliance with all applicable laws.

          4.6  Recent Operations; Employee Matters.  Since January 1, 1998,
               -----------------------------------
there have been no bonuses paid to or increases in the compensation of Seller or the Seller's employees who operate the Cogent Testing Network, except as set forth in Section 4.6 of the Disclosure Schedule.

          4.7  Environmental Matters.  To the best of the Seller's knowledge, no
               ---------------------
storage tanks, underground or otherwise, are now located on any properties occupied under the Leases the Seller has complied in all material respects with all environmental laws relating to its properties occupied under the Leases and there are no asbestos containing materials located on properties occupied under the Leases. The Seller has not received any notice, demand, suit or information request pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any comparable state law, nor does it have knowledge of any other party's receipt of same relating to any properties occupied under the Leases.

          4.8  The Purchased Assets.  Except in the State of California, the
               --------------------
Purchased Assets as listed in Section 4.8 of the Disclosure Schedule include all of the assets that the Seller currently uses to perform its Customer Contacts and that are necessary to enable Purchaser to continue to Cogent Testing Network the Business in substantially the same manner as the Seller currently conducts the Cogent Testing Network. Except as set forth in Section 4.8 of the Disclosure Schedule, Seller has good and marketable title to all of the Purchased Assets, free of any lien. The tangible assets included among the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted.

          4.9  Disclosure. All agreements, schedules, exhibits, documents,
               ----------
certificates, reports or statements furnished or to be furnished to the Purchaser by or on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby are true, complete and accurate in all material respects, and no such items contain any untrue statement of a material fact or omit a material fact necessary in order to make the statements contained herein and therein not misleading.

          4.10 No Conflict With Other Documents.  Except as set forth in
               --------------------------------
Schedule 4.10 neither the execution and delivery of this Agreement, nor the carrying out of any of the transactions contemplated hereby, will result in any violation, termination or modification of, or be in conflict with the terms of any contract, instrument or other agreement to which the Seller is a party or by which it or any of its properties is bound or affected, or any law, rule, regulation, license, permit, judgment, decree or order applicable to the Seller or by which any of its properties or assets are bound or affected, or result in any breach of or constitute a default (or with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or result in the creation of any lien, charge or encumbrance upon any of its properties or assets, except where such event or occurrence would not, singly or in the aggregate, have a material adverse effect on the Cogent Testing Network .

     Notwithstanding anything to the contrary in this Section 4.10, Seller hereby states and Purchaser acknowledges that the Seller's Customer Contracts have been made available to Purchaser and that the Seller makes no representation as to the assignability of the Customer Contracts or as to any conflict between such Customer Contracts and this Agreement.

          4.11  Brokers and Advisors.  The Seller has taken no action which
                --------------------
would give rise to a valid claim against any party hereto for a brokerage commission, finder's fee, counseling or advisory fee, or like payment.

     5. COVENANTS OF THE PURCHASER. The Purchaser covenants to the Seller that, except as otherwise consented to in writing by the Seller after the date of this Agreement:

          5.1  Cause Conditions to be Satisfied.  The Purchaser will use its
               --------------------------------
best efforts to cause all of the conditions described in Section 7 of this Agreement to be satisfied (to the extent such matters reasonably are within its control).

          5.2  Consents.  The Purchaser agrees to take all necessary corporate
               --------
or other action and to use best efforts to obtain all consents and approvals required for consummation of the transactions contemplated by this Agreement.

          5.3  Guaranteed Value of Sylvan Shares.
               ---------------------------------

               (a) Post-Closing Period.  For one hundred twenty (120) days
                   -------------------
          following the Closing Date (the "Post Closing Period"), upon (i) sale by Seller of any Sylvan Common Stock received under Section 2 and
          (ii) written notice from Seller to Purchaser at the conclusion of the earlier of (x) the sale of all Sylvan Common Stock received under this Agreement or (y) the expiration of the Post Closing Period, setting forth the total sale price for the Sylvan Common Stock sold, such Sylvan Common Stock shall be subject to subsections (b) and (c).

               (b) Guaranteed Value.  Subject to the adjustment in subsection
                   ----------------
          (c), (i) if the sale price for all the shares of Sylvan Common Stock sold net of all costs to Seller of such sale is less than the Purchase Price then Purchaser promptly shall pay to Seller an amount equal to such difference and (ii) if the sale price for all the shares of Sylvan Common Stock sold net of all costs Seller of such sale is greater the Purchase Price, Seller promptly shall pay to Purchaser an amount equal to such difference.

          5.4  Prohibition on Closing Testing Centers.  For each of the testing
               --------------------------------------
centers listed on Schedule 2.2, Purchaser shall not close or discontinue operations without the written consent of Seller, which shall not be unreasonably withheld if Purchaser establishes to Seller's satisfaction that closure will not have an adverse effect on the Joint Venture or Seller's performance of its Customer Contracts. Purchaser shall not reduce substantially the number of employees currently employed at the testing centers listed on
Schedule 2.2 without the written consent of Seller which shall not be unreasonably withheld if Purchaser establishes to Seller's satisfaction that such terminations will not have an adverse effect on the Joint Venture or Seller's performance of its Customer Contracts.

     6. COVENANTS OF THE SELLER. The Seller covenants to the Purchaser that, except as otherwise consented to in writing by the Purchaser after the date of this Agreement:

          6.1  Conduct of Cogent Testing Network.  Through the date of the
               ---------------------------------
Closing, with respect to the Cogent Testing Network or the Cogent Testing Network employee (as the case may be), the Seller (a) has not entered into, adopted or amended any employee benefit plan, agreement or arrangement, or entered into or amended any employment contracts, or increased the salaries or compensation of its employees, in the business (b) shall pay in full all accrued employee compensation, leave and benefits and the taxes thereon as shown in
Section 6.1 (c) of the Disclosure Schedule; and (c) it shall not have encumbered any of its assets; and (d) it has not entered into any agreement for the sale or other disposition, sold or disposed of, any of the Purchased Assets .

          6.2  Consents. The Seller agrees to take all necessary action and to
               --------
use best efforts to obtain all consents and approvals required for consummation of the transactions contemplated by this Agreement.

          6.3  Sale of Sylvan Shares.  The Seller may sell or transfer the
               ---------------------
shares of Sylvan Common Stock at any time in accordance with applicable securities laws; provided, however, that the Seller shall use commercially
                 --------  -------
reasonable efforts to make any such sale or transfer in a manner which will not materially depress the public trading price of the Sylvan Common Stock; and

provided, further, that if the Seller sells or transfers in excess of 50,000
--------  -------
shares of Sylvan Common Stock in any single transaction then the Seller shall engage Alex. Brown & Sons Incorporated or another nationally recognized broker or investment banking firm to make such sale or transfer.

     7. CLOSING. Subject to the terms and conditions of this Agreement, the Purchaser and the Seller agree to effect the following transactions at the
Closing:

          7.1  Conditions.  The Purchaser and the Seller will deliver to the
               ----------
other appropriate evidence of the satisfaction of the conditions to their respective obligations hereunder. Each of the Limited Liability Company Agreement, the Collaboration Agreement and the Stock Purchase Agreement shall have been executed and delivered by each party thereto, and each such document shall be in full force and effect as of the Closing.

          7.2  Consideration for the Purchased Assets.  The Purchaser, at the
               --------------------------------------
Purchaser's sole discretion, will deliver to the Seller by wire transfer or cashier's check to the credit of such account as Seller shall designate the Purchase Price of $____(the "Purchase Price") or shares of $0.01 par value Sylvan Common Stock, with the number shares to be transferred by Purchaser determined by dividing (x) the Purchase Price by (y) the average closing price of the Sylvan Common Stock as quoted on NASDAQ for the fifteen (15) trading days prior to the Closing; provided that, for purposes of calculating the average stock price during such fifteen (15) day period, the single highest and single lowest closing stock prices shall be disregarded. Nothing herein shall be construed as requiring Purchaser to transfer any fractional shares; and, Purchaser at its sole election shall have the right to pay to the Seller cash payments in lieu of any fractional shares.

          7.3   Registration Rights.  Purchaser shall (i) file with the United
                -------------------
States Securities and Exchange Commission (the "SEC") a registration statement pursuant to the Securities Act of 1933, as amended (the "1933 Act") with respect to the Sylvan Common Stock and (ii) cause such registration statement to be declared effective, within five (5) days after Closing.

          7.4  Closing.  The closing (the "Closing") of the transactions
               -------
contemplated by this Agreement shall take place at the offices of  the
Purchaser, in Baltimore, Maryland, beginning at 1:00 p.m. on                 ,
or at such other time and place as may be agreed upon in writing by the Purchaser and the Seller (the "Closing Date"). The closing shall be effective as of the close of business on (the "Effective Closing Date").

     8. CONDITIONS TO THE PURCHASER'S OBLIGATIONS. Unless waived by the Purchaser in writing in its sole discretion, all obligations of the Purchaser under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         8.1  Approvals of Governmental Authorities.  Except for approvals
              -------------------------------------
related to Customer Contracts all governmental approvals necessary or advisable in the reasonable opinion of the Purchaser's counsel to consummate the transactions contemplated by this Agreement shall have been received and shall not contain any provision which, in the reasonable judgment of the Purchaser, is unduly burdensome.

         8.2  No Adverse Proceedings or Events.  Except as set forth in
              --------------------------------
Schedule 8.2, no suit, action or other proceeding against the Seller or the Purchaser, or their respective officers or directors, shall be threatened or pending before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

         8.3  Consents and Actions; Contracts.  All actions which the Seller
              -------------------------------
has covenanted to use its best efforts to obtain and take under Section 6.2 hereof shall have been obtained and completed.

     The Sellers have obtained, or will use their best efforts to obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Supply Contracts or Leases that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party.

     All contracts and agreements listed on Section 4.2 of the Disclosure Schedule, shall be in full force and effect and shall not be affected by the consummation of the transactions contemplated hereby.

          8.4  Intellectual Property Rights Retained by Seller.  For the
               ------------------------------------------------
Intellectual Property used in the conduct of the Cogent Testing Network set forth on Schedule 4.3, the Seller shall have entered into an agreement with the Purchaser providing for a non-exclusive, non-transferable license of such Intellectual Property to enable the Purchase to operate the Cogent Testing Network.

          8.5  Sublease Agreement.  Except in the State of California, for each
               ------------------
of the Leases used in the conduct of the Cogent Testing Network set forth on
Schedule 4.2, the Seller shall have entered into a sublease agreement with the Purchaser to enable the Purchaser to operate the Cogent Testing Network.

     9. CONDITIONS TO THE SELLER'S OBLIGATIONS. Unless waived by the Seller, all obligations of the Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          9.1  No Adverse Proceedings or Events.  No suit, action or other
               --------------------------------
proceeding against the Seller or the Purchaser, or their respective officers or directors, shall be threatened or pending before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

          9.2  Consents and Actions.  All requisite consents of any third
               --------------------
parties and other actions which the Purchaser has covenanted to use its best efforts to obtain and take under Section 4.4 of this Agreement shall have been obtained and completed.

          9.3  Other Evidence.  The Seller shall have received from the
               --------------
Purchaser such further certificates and documents evidencing due action in accordance with this Agreement, including certified copies of proceedings of the Board of Directors of the Purchaser, as the Seller reasonably shall request.

          9.4  Purchased Assets Related to Seller's Customer Contracts.  The
               -------------------------------------------------------
Seller shall have entered into an agreement with the Purchaser, on terms satisfactory to the Seller, for the Seller's use of the Purchased Assets related to the Seller's performance of any of its Customer Contracts The term of such agreement shall be the later of the termination of existing Customer Contracts or one year from the date of the termination of the Joint Venture.

     10.  INDEMNIFICATION.

          10.1  Indemnification by the Seller.  The Seller hereby covenants and
                -----------------------------
agrees to indemnify and hold harmless the Purchaser and its respective successors and assigns, at all times from and after the date of Effective Closing Date against and in respect of the following:

               (i) any liability, expense, damage or loss resulting from any misrepresentation, breach of representation or warranty or breach or non-fulfillment of any agreement or covenant on the part of the Seller under this Agreement, or from any inaccuracy or misrepresentation in or omission from any certificate or other instrument or document furnished or to be furnished by the Seller hereunder;

               (ii) all claims, actions, suits, proceedsings, demands, assessments, judgments, costs, reasonable attorneys' fees and expenses of any nature incident to any of the matters indemnified against pursuant to this Section 10.1, including, without limitation, all such costs and expenses incurred in the defense thereof or in the enforcement of any rights of the Purchaser hereunder.

          10.2  Notice and Defense.  The Purchaser shall notify the Seller of
                ------------------
any asserted liability, damage, loss or expense claimed to give rise to indemnification hereunder and the Seller shall have an initial right to defend, compromise and settle such matter provided that the Purchaser is fully protected from any liability, loss damage, cost or expense in connection therewith.
Within ten (10) days of receipt of such notice, Seller shall respond in writing as to whether Seller will engage counsel at Seller's expense to defend the claim. If Seller does not respond, or affirmatively declines to defend the claim or disputes its obligation to indemnify, the Purchaser shall then have, at its election, the right to compromise or defend any such matter at the Seller's sole cost and expense through counsel chosen by the Purchaser and reasonably acceptable to the Seller; provided, however, that any such compromise or defense shall be conducted in a manner which is reasonable and the Seller shall in all events have a right to veto any such compromise or defense which might increase the potential liability of, or create a new liability for, the Seller (other than under Section 10.1). Each party agrees in all cases to cooperate with the defending party and its or his counsel in the compromise of or defending of any such liabilities or claims. In addition, the non-defending party shall at all times be entitled to monitor such defense through the appointment, at its or his own cost and expense, of advisory counsel of its own choosing. As to any claim paid by the Purchaser for which the Seller has indemnity liability under this
Section 10, and which the Seller does not reimburse Purchaser within five (5) days following demand for reimbursement by Purchaser.

     10.3  Indemnification by the Purchaser.  From and after the Closing Date,
           --------------------------------
the Purchaser hereby covenants and agrees to indemnify and hold harmless the Seller against and in respect of the following:

          (i) any liability, loss, damage or expense resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument or document furnished or to be furnished by the Purchaser hereunder; and

          (ii) all claims, actions, suits, proceedings, demands, assessments, judgments, costs, reasonable attorneys' fees and expenses of any nature incident to any of the matters indemnified against pursuant to this Section 10.3, including without limitation, all such costs and expenses incurred in the defense thereof or in the enforcement of any rights of the Seller hereunder.

     The Seller shall notify the Purchaser of any asserted liability, damage, loss or expense claimed to give rise to indemnification hereunder and thereafter the Purchaser shall have the right to defend, compromise and settle such matter provided that the Seller is fully protected from any cost or expense in connection therewith.

          10.4  Notice and Defense.  The Seller shall notify the Purchaser of
                ------------------
any asserted liability, damage, loss or expense claimed to give rise to indemnification hereunder and the Purchaser shall have an initial right to defend, compromise and settle such matter provided that the Seller is fully protected from any liability, loss damage, cost or expense in connection therewith. Within ten (10) days of receipt of such notice, Purchaser shall respond in writing as to whether Purchaser will engage counsel at Purchaser's expense to defend the claim. If Purchaser does not respond, or affirmatively declines to defend the claim or disputes its obligation to indemnify, the Seller shall then have, at its election, the right to compromise or defend any such matter at the Purchaser's sole cost and expense through counsel chosen by the Seller and reasonably acceptable to the Purchaser; provided, however, that any such compromise or defense shall be conducted in a manner which is reasonable and the Purchaser shall in all events have a right to veto any such compromise or defense which might increase the potential liability of, or create a new liability for, the Purchaser (other than under Section 10.3). Each party agrees in all cases to cooperate with the defending party and its or his counsel in the compromise of or defending of any such liabilities or claims. In addition, the non-defending party shall at all times be entitled to monitor such defense through the appointment, at its or his own cost and expense, of advisory counsel of its own choosing. As to any claim paid by the Seller for which the Purchaser has indemnity liability under this Section 10, and which the Purchaser does not reimburse Seller within five (5) days following demand for reimbursement by Seller.

          10.5  Limitation and Indemnification.  No Claim shall be made against
                ------------------------------
the Indemnifying Party for Damages unless the aggregate amount of all such Damages exceeds $25,000.00. Except for matters relating to Taxes and Sylvan Common Stock, an Indemnifying Party's aggregate liability in respect of indemnification Claims pursuant to Section 10.1 or 10.3 of this Agreement shall not exceed $4,500,000.00.

     11. SURVIVAL; LIMITATIONS. The representations, warranties and agreements made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith, including the indemnification obligations of the Seller and Purchaser set forth in Section 10 hereof, shall survive the Closing under this Agreement regardless of any investigation made by the party making claim hereunder, except that, subject to the provisions of the next sentence, neither the Purchaser, on the one hand, nor the Seller, on the other, shall have any liability with respect to any matter if notice of a claim has not been provided on or prior to , 1999. Notwithstanding the foregoing,
(i) any indemnification obligations of the Seller relating to federal, state or local tax matters or environmental matters of any sort shall continue in full force and effect without limitation until expiration of the statute of limitations applicable to such tax or environmental matters, (ii) any claims, actions or suits the Purchaser, on the one hand, or the Seller, on the other hand, may have which arises from any fraud or willful misconduct on the part of the Seller, or any representative of Seller, on the one hand, and the Purchaser or any representative of it, on the other hand, shall continue in full force and effect without limitation until expiration of the statute of limitations applicable thereto.

     12. CONFIDENTIALITY. After the date hereof, except in the performance of its Customer Contracts, the Seller will hold in confidence and not reveal to any third parties any knowledge or information of a confidential nature with respect to the business, products, know-how and methods of operation of the Cogent Testing Network , and will not disclose, publish or make use of the same, provided, however, that the foregoing shall not be applicable to any disclosure or use of confidential information or knowledge that can be demonstrated to have
(i) been publicly known prior to the date of this Agreement, (ii) become well known by publication or otherwise not due to the unauthorized act or omission on the part of the Seller, or (iii) been supplied to the Seller by a third party without violation of the rights of the Purchaser or any other party. The parties agree that the remedy at law for any breach by the Seller of this
Section   11 shall be inadequate and that the aggrieved party shall be entitled to injunctive relief in addition to any other remedy.

     13. EXPENSES. Each party to this Agreement shall pay all of its expenses relating hereto, including legal and accounting fees and disbursements of its counsel, accountants and financial advisors, whether or not the transactions hereunder are consummated.

     14. NOTICES. Except as otherwise provided herein, all notices, requests, demands and other communications under or in connection with this Agreement shall be in writing, and, (a) if to the Purchaser, shall be addressed to:

     Robert W. Zentz, General Counsel
     Sylvan Learning Systems, Inc.
     1000 Lancaster Street
     Baltimore, Maryland  21202
     with a copy to:

     Richard C. Tilghman, Jr., Esquire
     Piper & Marbury
     36 South Charles Street
     Baltimore, Maryland  21201

 (b) if to the Seller, shall be addressed to:

     664 Rosedale Road
     Princeton, New Jersey 08540
     Attention: Michael Mitrano
     Chief Financial Officer
     Fax: (609) 720-6521with a copy to:

     Wilmer, Cutler, and Pickering
     2445 M. Street, N.W.
     Washington, D.C. 20037
     Attention:  Russell J. Bruemmer, Esq.
     Fax: (202) 663-6363

     All such notices, requests, demands or communications shall be mailed postage prepaid, certified mail, return receipt requested, or by overnight delivery or delivered personally, and shall be sufficient and effective when delivered to or received at the address so specified. Any party may change the address at which it is to receive notice by like written notice to the other.

     15. ENTIRE AGREEMENT. This Agreement (including the exhibits hereto and the lists, schedules and documents delivered pursuant hereto, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes any and all prior understandings, written or oral, between the parties, and this Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought.

     16. GENERAL. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but nothing herein, express or implied, is intended to or shall confer any rights, remedies or benefits upon any person other than the parties hereto. This Agreement may not be assigned by any party hereto. This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland.

     IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be duly executed and their respective seals to be hereunto affixed as of the date first above written.



     WITNESS:                    Sylvan Learning Systems, Inc.


                                 By:
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                                 Name:
                                      ----------------------------
                                 Title:
                                       ---------------------------


     WITNESS:                    Insurance Testing Corporation

                                 By:
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                                 Name:
                                      ----------------------------
                                 Title:
                                       ---------------------------